Exhibit 99.1

[AMPAL LOGO]

FOR:       AMPAL-AMERICAN ISRAEL CORPORATION
CONTACT:   Irit Eluz
           CFO - VP Finance & Treasurer
           (866) 447 8636
           irit@ampal.com

FOR:       Kwan Communications
CONTACT:   Zvi Rabin
           011 972 50 600140
           zvi@kwan.co.il


                        Ampal-American Israel Corporation
                          To Sell Its Holdings of MIRS
                             to Motorola Israel Ltd.

TEL AVIV, Israel, August 31, 2005 - Ampal-American Israel Corporation (Nasdaq:AMPL) announced today that Ampal Communications L.P., a limited partnership controlled by Ampal, has signed an agreement to sell to Motorola Israel Ltd. ("Motorola") all of its holdings of MIRS Communications Ltd. ("MIRS").

Upon the consummation of the transaction, which is subject to the satisfaction of certain conditions, the Company expects Ampal Communications L.P. to receive approximately US $89 million of total proceeds composed of US$67 million for the purchase price and an additional US$22 million related to guaranteed dividend payments and to record a loss of approximately US$4.1 million. Ampal Communications L.P. will use approximately US$73.6 million of the proceeds to repay all outstanding debt to Banks incurred in connection with making the MIRS investment. In addition, in connection with the closing of the transaction, the existing lawsuit among the parties and others relating to MIRS will be dismissed.

Ampal Communications L.P. is a limited partnership which holds a 33% interest in MIRS. Ampal American-Israel Corporation holds 75% of Ampal Communications L.P.

About Ampal

Ampal and its subsidiaries primarily acquire interests in businesses located in the State of Israel or that are Israel-related. Ampal has diversified interests in the following sectors: telecommunication, real estate, capital markets, leisure-time, high technology and other. For more information about Ampal please visit our web site at www.ampal.com.

Certain information in this press release includes forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) and information relating to the Company that are based on the beliefs of management of the Company as well as assumptions made by and information currently available to the management of the Company. When used in this press release, the words "anticipate," "believe," "estimate," "expect," "intend," "plan," and similar expressions as they relate to the Company or the management of the Company, identify forward-looking statements. Such statements reflect the current views of the Company with respect to future events or future financial performance of the Company, the outcome of which is subject to certain risks and other factors which could cause actual results to differ materially from those anticipated by the forward-looking statements, including among others, the economic and political conditions in Israel, the Middle East, the global business and economic conditions in the different sectors and markets where the Company's portfolio companies operate, and the ability of the Company to consummate the sale of its holdings in MIRS in accordance with the terms set forth herein. Should any of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcome may vary from those described herein as anticipated, believed, estimated, expected, intended or planned. Subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by the cautionary statements in this paragraph. Please refer to the Company's annual, quarterly and periodic reports on file with the SEC for a more detailed discussion of these and other risks that could cause results to differ materially.